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                                               CONFIDENTIAL TREATMENT REQUESTED
                             UNDER 17 C.F.R. Sections 200.80(b)4, AND 240.24b-2

                           [ISIS PHARMACEUTICALS LOGO]
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                           AMENDED & RESTATED IDT-ISIS
                               LICENSING AGREEMENT

                                 By and between

                           ISIS PHARMACEUTICALS, INC.

                 2292 Faraday Avenue, Carlsbad, California 92008
                        Hereinafter referred to as "ISIS"

                                       and

                        INTEGRATED DNA TECHNOLOGIES, INC
                  1710 Commercial Park, Coralville, Iowa 52241
                       Hereinafter referred to as ("IDT")




                                   Dated as of

                                DECEMBER 4, 2001.

                          --------------------------


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                                    RECITALS

WHEREAS, ISIS and IDT entered into a Licensing Agreement dated as of March 12, 1999, (the "Original Agreement") which contains certain limitations in the licenses obtained by each Party; and,

WHEREAS, ISIS and IDT would mutually benefit from expanding and clarifying the scope of licenses obtained in the Original Agreement to include more broad sublicensing rights for ISIS, including rights in the fields of functional genomics, target validation, and antisense drug development, and to provide IDT with rights under ISIS's RNase H suite of patents for sales of oligonucleotides;

NOW, THEREFORE the parties hereby agree to replace and irrevocably supercede the Original Agreement with this Amended and Restated IDT-ISIS Licensing Agreement (hereinafter the "Restated Agreement") as follows:

                                    ARTICLE I
                             INTERPRETATION & EFFECT

1.1 SUPERCEDING AGREEMENT. It is the intent of the Parties to irrevocably supercede the Original Agreement with this Restated Agreement. The rights and obligations of the parties are to be exclusively defined by the terms, conditions, rights, and obligations as expressed herein. All existing and future rights and obligations of the Parties, including specifically all post-termination rights and obligations, contained in the Original Agreement are hereby null and void. In the event any term of the Original Agreement is not specifically superceded, modified or replaced by a corresponding term of the Restated Agreement, it shall be construed as a deliberate omission by the Parties.

1.2 EFFECTIVE DATE; WAIVERS. In exchange for the good and valuable consideration received by each Party described herein, each Party hereby irrevocably waives all claims to royalties or related damages arising out of the performance or conduct of the other Party prior to the Restated Agreement Effective Date, as hereinunder defined. The execution of this Restated Agreement shall not be interpreted as requiring either the repayment of licensing fees paid by ISIS pursuant to the Original Agreement, nor shall it be interpreted as requiring refund of such payments by IDT.

                                    ARTICLE 2
                                   DEFINTIONS

The following terms when used in this Restated Agreement shall be given the meanings contained herein:


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2.1      "Academic Market" shall mean end-users employed by and located at or in academic, university, government, and other 501(c)(3) registered not-for-profit organizations; provided however that specifically excluded from this definition shall be those end-users at such institutions whose research is directly funded by a for-profit corporation for the purpose of drug discovery, drug development, or target validation/gene functionalization wherein the funding corporation has a specific legal interest or right to the data and information of the funded research.

2.2 "Affiliates" shall mean any corporation, company, partnership, joint venture or other entity, which controls, is controlled or under common control with Isis or IDT as the case may be, and in the case of Isis shall also mean and include Pantheco, APS. For the purposes of this definition, control shall mean the direct or indirect ownership of at least fifty percent (50%) or, if less than fifty percent (50%), the maximum percentage as allowed by applicable law of (a) the stock shares entitled to vote for the election of directors; or (b) ownership interest.

2.3 "Antisense Drug Development Sublicenses" shall mean licenses/sublicenses under the Walder Patents to third parties to pursue all Medical Applications, which are not based on ISIS Licensed Products. Antisense Drug Development Sublicense holders shall have the limited right to issue sublicenses as a Product Sublicense under the Walder Patents to third-parties.

2.4 "Antisense Oligonucleotide" shall mean a polynucleotide, oligonucleotide, or oligonucleotide analog, which hybridizes in a sequence specific manner under physiological conditions to RNA forming an RNA-DNA duplex, which duplex acts to modulate the production of a targeted gene product. An antisense oligonucleotide analog may include naturally occurring or non-natural heterocycles, sugar and/or backbone linkages, and may be a molecule in which the sugar may be absent, in which the backbone linkage may be phosphate based, amide based, or based on other chemistries and which may or may not include stem loop or structural units.

2.5 "Competing Oligonucleotide Supplier" shall mean any entity having a license from ISIS or its Affiliates to manufacture and/or sell Antisense Oligonucleotides for use in Research Applications.

2.6 "Confidential Information" shall mean information disclosed pursuant to an obligation contained in this Restated Agreement, including, without limitation, proprietary information and materials (whether or not patentable) regarding a Party's technology, products, business information or objectives, which is designated as confidential in writing by the disclosing Party, whether by letter or by the use of an appropriate stamp or legend, prior to or at the time any such information is disclosed by the disclosing Party to the other Party.

2.7 "Fee for Service FGTV Licenses" shall mean sublicenses under the Walder Patents to commercial entities offering antisense functional genomics/target validation products or services, including but not limited to database subscriptions, to third-parties. Specifically


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         excluded from this definition shall be licenses under the Walder
         Patents to Competing Oligonucleotide Suppliers and other entities that sell oligonucleotides as an independent product (i.e, sales of oligonucleotides that are not related to the provision of a complementary functional genomic or target validation service to the third-party purchasing the oligonucleotides).

2.8 "IDT Licensed Commercial Product" shall mean and include any diagnostic, therapeutic, or prophylactic material, composition of matter, or method that either (a) is covered by a Valid Claims of any patent within the definition of the Walder Patents; or (b) the manufacture, use or sale of which would constitute, but for the license granted pursuant to this Restated Agreement, an infringement of any Valid Claim within the definition of the Walder Patents.

2.9 "In-House FGTV Licenses" shall mean licenses under the Walder patents to end-users at any for-profit commercial entity using Antisense Oligonucleotides to use antisense-based functional genomic/target validation products and services for that licensee's internal research and development.

2.10 "ISIS Academic Patents". Those patents defined, described or listed on Exhibit 1, as it may be expanded from time to time at ISIS's discretion. {Specifically INCLUDED in the definition of the "ISIS Academic Patents" are U.S. Patents [***] and the two allowed patent applications listed on Exhibit 1 herein, and all existing and future patent applications or patents that specifically claim the RNase H Mechanism of Action, which patents or applications ISIS can license or sublicense to IDT that IDT may require to make, use or sell Antisense Oligonucleotides for the Academic Market. Specifically EXCLUDED from the definition of "ISIS Academic Patents" shall be all patents or relevant patent claims related to clinical formulations and administration of oligonucleotides (including, without limitation, methods and reagents for the clinical delivery of oligonucleotides); gene-related patents, including without limitation patents to specific gene structures, gene targets and methods of treatment; 2' MOE technology, and any other patents and/or claims regarding chemistries not listed on Exhibit 1.}

2.11 "ISIS Licensed Product" an ISIS oligonucleotide drug or drug candidate molecule licensed to a third party for further development, commercialization, manufacture or distribution of the oligonucleotide drug or drug candidate molecule.

2.12 "Licensed Purchaser of RNase H Oligonucleotides " shall mean a third-party for-profit commercial entity that has obtained from ISIS a license to use RNase H Oligonucleotides.

2.13 "Medical Applications" shall mean diagnostic products, therapeutic and prophylactic drugs or vaccines, intended for the diagnosis, prevention, or treatment of disease in humans, animals or plants and all discovery, research, development, and commercialization efforts to support those uses, including without limitation, elucidation of gene function and target validation.


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2.14     "Net Sales" shall mean the gross receipts received by ISIS or its
         Affiliates or sublicensees, as appropriate, for the sale of IDT Licensed Commercial Products by ISIS and its Affiliates or its sublicensees, as appropriate, less the following deductions:

         (i) Prompt payment or other trade or quantity discounts actually allowed and taken in such amounts as are customary in the trade;

         (ii) Commissions paid or allowed to distributors and agents who are independent third parties other than such parties who are solely performing detailing functions;

         (iii) Amounts paid or credited by reason of timely rejection or returns;

         (iv) Taxes (other than franchise or income taxes on the income of Isis actually paid or withheld;

         (v) Allowances including any allowances for bad debt. Provided that upon the extinguishment of any such allowance, the extinguishment will be determined to be a receipt;

         (vi) Transportation and delivery charges, including insurance premiums actually incurred;

         Notwithstanding the foregoing, amounts received by ISIS or its Affiliates or sublicensees for the sale of IDT Licensed Commercial Products among ISIS, its Affiliates or sublicensees whether for their internal use or for resale or other disposition will not be included in the computation of Net Sales hereunder. For purposes of this Restated Agreement a distributor will not be deemed a sublicensee and sales by ISIS, its Affiliates or sublicensees to a distributor will not be subject to royalties.

2.15 "Original Agreement" shall mean the Licensing Agreement executed by IDT and ISIS with an effective date of March 12, 1999 (attached hereto as Attachment 1).

2.16 "Product Sublicense" shall mean a sublicense under the Walder Patents to further develop, commercialize, manufacture or distribute an oligonucleotide drug or drug candidate molecule, which sublicense is granted by either: (a) ISIS under Article 3 of the Restated Agreement; or (b) an Antisense Drug Development Sublicense holder.

2.17 "Restated Agreement Effective Date" shall be the day of last dated signature of a signatory to this Restated Agreement.

2.18 "RNase H Mechanisms of Action" means methods of using RNase H enzymes to cleave a targeted RNA in cells.

2.19 RNase H Oligonucleotides" shall mean an Antisense Oligonucleotide that acts by the RNase H Mechanism of Action.


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2.20     "Research Applications" shall mean all non-therapeutic uses of oligonucleotides including but not limited to all in vitro cell culture, tissue culture, laboratory animal, plant and microorganism studies.

2.21 "Walder Patents" shall mean and include [***] and all divisionals, reissues, and foreign counterparts derived from these patents and patent applications.

2.22 "Valid Claim" shall mean a claim of an issued patent that has not been ruled invalid or unenforceable by a court of competent jurisdiction in an unappealed or unappealable decision.

                                    ARTICLE 3
                          IDT GRANT OF LICENSES TO ISIS

3.1 MEDICAL APPLICATIONS. IDT grants to Isis, a non-exclusive, royalty-bearing, worldwide license to make, have made, use, offer to sell, import, and sell IDT Licensed Commercial Products for all Medical Applications (the "Medical Applications License"). Isis may at its option extend the licenses granted hereunder to an Affiliate, in which event a sublicensing fee will not be required.

         3.1.1 PRODUCT SUBLICENSES. ISIS may grant written sublicenses under this Medical Applications License to third parties to further develop, commercialize, manufacture or distribute an oligonucleotide drug or drug candidate molecule (a "Product Sublicense" and/or Product Sublicensee). Isis will inform IDT of the identity of any such Product Sublicensee and the nature of such sublicense within 60 days of execution of such sublicense and warrant to IDT that the grant of rights to any sublicensee will conform to the grant of rights hereunder. Any agreement granting a sublicense shall state that the sublicense is subject to the terms of this Restated Agreement. Isis shall have the same accounting and reporting responsibilities for the activities of any sublicensee, as if the activities were directly those of Isis.

3.2 FUNCTIONAL GENOMICS AND TARGET VALIDATION LICENSE. IDT grants to ISIS a fully paid-up, non-royalty bearing, worldwide, exclusive license (except with respect to IDT, and with respect to rights already granted to [***] (as described in section 3.2.1 hereunder) under the Walder Patents to make, have made, use, import, offer to sell, and sell all functional genomics and target validation products and services ("the FGTV License").

         3.2.1 FEE-FOR-SERVICE FGTV SUBLICENSES. IDT grants to ISIS the exclusive right, even as to IDT, to issue Fee-for Service FGTV Licenses under the Walder Patents to third parties. ISIS will have no royalty or other contingent payment obligations to IDT with respect to sublicenses granted under this provision. ISIS acknowledges that prior to the execution of this Restated Agreement, [***] has obtained a Fee for Service FGTV license from IDT, the scope and validity of which is not affected by the exclusive rights granted ISIS in 3.2.1, herein. IDT agrees that it shall not


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                  amend or expand the [***] attached hereto as Exhibit 3,
                  without the prior written approval of ISIS.

         3.2.2 IN-HOUSE FGTV SUBLICENSES. IDT grants to ISIS the exclusive right even as to IDT to issue future In-House FGTV Licenses under the Walder Patents to third parties. ISIS will have no royalty or other contingent payment obligations to IDT with respect to sublicenses granted under this provision.

         3.2.3 IDT RETAINED RIGHTS. IDT reserves all rights under the Walder Patents to make, use and sell oligonucleotides and other products and services.

3.3 ANTISENSE DRUG DEVELOPMENT SUBLICENSES. IDT grants to ISIS a term-limited exclusive license (even as to IDT) to issue Antisense Drug Development Sublicenses under the Walder patents to third-parties. ISIS's shall pay IDT a [***] initial license payment pursuant to Article 5 herein, within ten (10) days of the Restated Agreement Effective Date, to maintain the exclusivity of the license for a period of [***] years following the Restated Agreement Effective Date.

         3.3.1 OPTION TO EXTEND EXCLUSIVITY. ISIS will have the option to extend the exclusivity of the license for the duration of the last to expire of the Walder Patents for an additional [***]payment, such payment to be made within thirty (30) days of the expiration of the initial [***] period, stated herein.

         3.3.2 EFFECT OF LOST EXCLUSIVITY. Should ISIS not exercise the option in 3.3.1 ISIS's exclusive right to issue Antisense Drug Development Sublicenses will revert to a non-exclusive right, without further initial payment obligation to IDT. In that event, IDT shall have the right to issue Antisense Drug Development Sublicenses under the Walder Patents to third-parties. In this instance, notwithstanding the provisions of 3.2.2., IDT shall have the right to grant an In-House FGTV Licenses under the Walder Patents as a part of an Antisense Drug Development Sublicense.

        3.3.3 SUBLICENSING PAYMENTS. For each Antisense Drug Development sublicense issued by ISIS under this provision, ISIS will pay IDT or will obligate the Antisense Drug Development Sublicense Holder to pay IDT, the initial sublicensing fees and Royalties as established in Appendix A, attached, and to comply with or fulfill all necessary reporting and accounting obligations as defined in this Restated Agreement. ISIS's initial license payments (specifically the [***] payment and the optional [***] payment) made under this provision will be creditable against initial sublicensing fees and royalty payments owed to IDT pursuant to the issuance of Antisense Drug Development Sublicenses.

         3.3.4 PRIOR LICENSES. ISIS acknowledges that prior to this First Amendment, Hybridon Inc., and Epigenesis Pharmaceuticals, Inc., have each obtained an Antisense Drug Development Sublicense from IDT, the scope and validity of which is not affected by the exclusive rights granted ISIS in paragraph
                  3.3 herein. IDT agrees that it shall not amend or expand either of such licenses without ISIS's prior written approval.


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3.4      NOTICE OBLIGATIONS. To minimize confusion with respect to the sublicensing activities of ISIS, or its sublicensees, ISIS agrees to the following:

         3.4.1 NOTICES TO IDT OF SUBLICENSES. Isis shall provide IDT with written notice of any sublicense granted pursuant to this Restated Agreement within ten (10) days after the grant of such sublicense, such written notice specifying the name of the sublicensee, the date of the sublicense, and whether such sublicense is a Product Sublicense, a Fee-for-Service FGTV Sublicense, an In-House FGTV Sublicense, or an Antisense Drug Development Sublicense. With respect to Antisense Drug Development Sublicenses, ISIS will pay or cause the Antisense Drug Development Sublicense Holder to pay, the initial sublicensing fee to IDT within twenty (20) days of the execution of such sublicense.

         3.4.2 NOTICE TO IDT OF LICENSED PURCHASERS. Along with notice of an In-House FGTV Sublicense required in 3.4.1, Isis shall provide to IDT, a complete list of Licensed Purchasers of RNase H Oligonucleotides upon the written request of IDT, such requests not to exceed two per calendar year.

         3.4.3    [***]

                                    ARTICLE 4
                                 LICENSES TO IDT

4.1 IDT SALES TO THE ACADEMIC MARKET. ISIS grants to IDT a worldwide, fully paid-up, non-royalty bearing, non-exclusive license under the ISIS Academic Patents to make, have made, use, import, offer to sell, sell, and have sold oligonucleotides and other related research products to the Academic Market.

4.2 RESTRICTIONS ON SALES. Within thirty (30) days of the Restated Agreement Effective Date, and consistent with the provisions of section 3.2.1 herein, IDT agrees to suspend sales of any RNase H Oligonucleotides to third-parties except as may be required by IDT's existing obligations, for incorporation into antisense-based functional genomics/target validation products or incorporation into a commercial service, unless IDT receives the prior written authorization from ISIS.

4.3 THIRD-PARTY OBLIGATIONS. IDT acknowledges that ISIS may have certain financial and reporting obligations under licenses it has obtained from third parties to certain patents included in the definition of ISIS Academic Patents. IDT agrees to either pay all associated financial obligations (except upfront licensing fees) and fulfill all associated legal/reporting obligations that may be required of ISIS to a third-party for sales of products by IDT under the sublicense, or IDT shall refuse the sublicense under such patent(s) and it shall be deleted from the Academic Patents. ISIS shall promptly notify IDT of the precise nature of all such obligations so that IDT can make the required election(s).


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4.4      ISIS RETAINED RIGHTS. Notwithstanding the licenses granted to IDT herein, Isis shall retain all rights, however characterized under all ISIS Academic Patents and the RNase H Suite of Patents, including without limitation, rights to use, have used, make, have made, import, have imported, offer to sell, sell, and have sold oligonucleotides and related technologies for any and all applications.

4.5      [***]

                                    ARTICLE 5
                                  CONSIDERATION

5.1 GUARANTEED PAYMENTS. Within five (5) days of the Restated Agreement Effective Date, ISIS will pay to IDT the sum of $3,500,000 structured as follows:

         (i)      $3 million in non-refundable licensing fees;
         (ii) $500,000 for exclusive rights to issue Antisense Drug Development sublicenses under section 3.3 herein,

         In addition, ISIS will pay IDT $350,000 in non-refundable licensing fees on or before each of the first four (4) anniversary dates of the Restated Agreement Effective Date (i.e. four anniversary payments totaling $1.4 million).

5.2 CONTINGENT ROYALTY PAYMENTS. In further consideration for the Medical Application License and the exclusive right to issue Antisense Drug Development Sublicenses granted herein, Isis agrees to pay IDT [***] of Net Sales from each IDT Licensed Commercial Product sold by Isis, or its Sublicensees, however characterized, beginning with the first sale to any unrelated third party, according to the terms and conditions of Article 6 herein.

5.3 CONTINGENT SUBLICENSING FEES. ISIS shall pay to IDT, or shall cause the sublicensee to pay to IDT, the initial licensing fees as defined in Appendix A for all Antisense Drug Development sublicenses issued by ISIS under this Restated Agreement.

                                    ARTICLE 6
                              ACCOUNTING /PAYMENTS

6.1 QUARTERLY ESTIMATES. For each calendar year in which there are Net Sales of IDT Licensed Commercial Products ISIS shall prepare, or cause its Affiliates or sublicensees to prepare, deliver and pay to IDT a quarterly estimate of the royalty payments due to IDT under
         Section 5.1 herein, within sixty (60) days following the last day of the first, second, and third quarters of each calendar year of ISIS.

6.2 ANNUAL REPORT. Within ninety (90) days following the last day of each calendar year, ISIS, its Affiliates, or licensees, whichever is applicable, shall prepare and deliver an annual report of the total royalty payments due to IDT for the calendar year expired. The reporting party shall tender payment of the balance owed for the year, including all payments owed for the fourth quarter of the year expired, and any necessary adjustments


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         to the quarterly estimate payments previously paid. Each quarterly estimate or annual payment shall be accompanied by a statement of account which shall indicate the estimated or actual Net Sales, as the case may be, by the reporting party for the previous period and shall show the amount of royalties due IDT with sufficient detail to enable confirmation of the calculations by IDT.

6.3 PAYMENT CURRENCY. Except as otherwise directed, all amounts owing to IDT under this Restated Agreement shall be paid in U.S. dollars to IDT at the addresses provided or via wire transfer to a specified IDT account. All royalties owing with respect to Net Sales stated in currencies other than U.S. dollars shall be converted at the rate shown in the Wall Street Journal on the last day of the quarter for which the royalty is due, or shall be converted according to the terms governing conversion for an Isis sublicensee.

6.4 RECORDKEEPING. Isis, its Affiliates and its sublicensee(s) shall keep books and records sufficient to verify the accuracy and completeness of the accounting referred to above, including without limitation sales, accounts receivable, and invoice records relating to IDT Licensed Commercial Products. Such books and records shall be preserved for a period not less than five (5) years after they are created during and after the term of this Restated Agreement.

6.5 AUDITING/DEFICIENCIES. Isis, its Affiliates, and its sublicensee(s) shall take all steps necessary so that IDT may, within sixty days of its request, review and copy all the books and records at a single U.S. location to verify the accuracy of Isis and its sublicensee(s)'s accounting. Such review shall be made not more than once each calendar year, upon reasonable notice and during regular business hours, at the expense of IDT by a certified public accountant to whom there is no reasonable objection by either party. If a royalty payment deficiency for a calendar year is determined, the reporting party shall pay the royalty deficiency outstanding within thirty (30) days of receiving written notice thereof, and shall reimburse IDT for the cost of the inspection.

                                    ARTICLE 7
                          WARRANTIES/INDEMNIFICATIONS.

7.1 NO CONSEQUENTIAL DAMAGES. Neither Party shall be liable to the other Party, its Affiliates, sublicensees, successors, or assigns for any loss of profits, loss of business, interruption of business, nor for indirect, special or consequential damages of any kind under this Restated Agreement.

7.2 WARRANTY OF AUTHORITY. The parties warrant each has the right to grant the licenses granted to the other party in this Restated Agreement. IDT warrants that it does not own or control any patents or patent applications with claims to antisense compounds and/or methods not already disclosed in the definition of the "Walder Patents".

7.3 WARRANTY DISCLAIMERS. Except as expressly set forth herein, IDT and Isis make no representations, extend no warranties of any kind, either express or implied, and assume no responsibilities whatsoever with respect to use, sale, or other disposition by the other


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         party, its Affiliates, sublicensees or their vendees or other transferees, of IDT Licensed Commercial Products. EXCEPT AS EXPRESSLY SET FORTH HEREIN, NOTHING IN THIS RESTATED AGREEMENT, NOR ANY PRIOR COMMUNICATION, SHALL BE CONSTRUED AS:

              (i) A WARRANTY OR REPRESENTATION BY IDT OR ISIS AS TO THE VALIDITY OR SCOPE OF ANY OF THE PATENTS CONTAINED WITHIN THE DEFINITIONS OF THE WALDER PATENTS AND ISIS ACADEMIC PATENTS, RESPECTIVELY;

              (ii) A WARRANTY OR REPRESENTATION THAT ANYTHING MADE, USED, SOLD OR OTHERWISE DISPOSED OF UNDER THE LICENSES GRANTED IN THIS RESTATED AGREEMENT WILL OR WILL NOT INFRINGE PATENTS OF THIRD PARTIES; OR

              (iii) AN OBLIGATION TO FURNISH ANY KNOW-HOW NOT PROVIDED IN THE WALDER PATENTS OR THE ISIS ACADEMIC PATENTS OR ANY SERVICES OTHER THAN THOSE SPECIFIED IN THIS RESTATED AGREEMENT OR RELATED AGREEMENTS.

7.4 INDEMNIFICATION. Isis and IDT shall at all times during the term of this Restated Agreement and thereafter, indemnify, defend and hold each other, the University of Iowa Research Foundation/University of Iowa, and the authors and inventors of the Walder Patents and the Isis Academic Patents harmless against all claims and expenses, including legal expenses and reasonable attorneys fees, arising out of the death of or injury to any person or persons or out of any damage to property and against any other claim, proceeding, demand, expense and liability of any kind whatsoever resulting from the production, manufacture, sale, use, lease, consumption or advertisement of products or processes arising from any right or obligation of IDT or Isis, or their Affiliates, or any of its sublicensee(s) granted herein. Notwithstanding the above, IDT and Isis at all times reserves the right to retain counsel of its own to defend IDT's or Isis's interest.

                                    ARTICLE 8
                            CONFIDENTIAL INFORMATION

8.1 CONFIDENTIALITY. Isis and IDT each agrees to treat as confidential and to use only in the conduct of its business, all Confidential Information disclosed to it by the other party.

8.2 NON-DISCLOSURE AND NON-USE. Isis and IDT each agrees not to disclose any of the Confidential Information received from the other party to any unauthorized third party and not to use any of the Confidential Information except to fulfill the terms of the Restated Agreement, for a period of five (5) years from the receipt of the Confidential Information.

8.3 RELEASE FROM RESTRICTIONS. All information which is characterized as Confidential Information shall cease to be confidential and the receiving party shall be released from their respective obligations under sections 8.1 and 8.2 herein, if such information (i) is legally known to or was in the possession of the receiving party at the time of the disclosure; (ii) legally is or has become part of the public domain through no act or omission of the receiving party;
         (iii) has been disclosed to the recipient by a third party


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         without restriction as to the use or disclosure of the information:
         (iv) is available to the general public as a result of a governmentally required release or disclosure.

                                   ARTICLE 9.
                              TERM AND TERMINATION.

9.1 TERM. The term of this Restated Agreement shall extend until the last patent to expire included within the Walder Patents or Isis Academic Patents, whichever expires later.

9.2 TERMINATION FOR BREACH. In the event either party shall materially breach any of the terms, conditions and agreements contained in this Restated Agreement, then the alleging party may, at its election, notify the other party of the alleged breach giving the other party thirty (30) days written notice to cure the breach or begin good faith negotiations to resolve such alleged breach. If the alleged breach is not resolved to the satisfaction of the alleging party within thirty (30) days of the first giving of notice the alleging party may, at its option, bring arbitration proceedings under
         Article 12. In the event of a good faith dispute about monetary obligations, the notified party will pay any undisputed amounts to the alleging party and pay any disputed amounts into escrow pending resolution of such dispute, with payment to be made to the prevailing party. The licenses granted hereunder are not terminable except in the event of bankruptcy of a Licensee, subject to Sections
         9.3 9.4, and 9.5, and the continuing rights of sublicensees.

9.3 ELECTIVE TERMINATION FOR BANKRUPTCY. In the event either Party shall become insolvent, bankrupt or subject to the provisions of the United States Bankruptcy Code, or makes any assignment for the benefit of creditors, or ceases to carry on business as a going concern, then the other Party shall have the right but not the obligation to terminate the licenses granted by the termination party in this Restated Agreement; provided however, that Isis hall have the right to grant to its sublicensee(s), the power to assume Isis's rights and obligations under its licenses, and correspondingly Isis, and its successor in interest, however organized, shall, to the extent permitted by law, maintain the licenses granted to IDT pursuant to this Restated Agreement.

         9.3.1 BANKRUPTCY RIGHTS. In the event that this Restated Agreement is terminated by a Party hereto or its receiver or trustee under applicable bankruptcy laws due to such Party's bankruptcy, then all rights and licenses granted under or pursuant to this Restated Agreement by such Party to the other Party are, and will otherwise be deemed to be, for purposes of Section 365(n) of the Bankruptcy code and any similar law or regulation in any other country, licenses of rights to "intellectual property" as defined under section 101(35A) of the Bankruptcy Code. The Parties agree that all intellectual property rights licensed hereunder, including without limitation any patents or patent applications in any country of a Party covered by the license grants under this Restated Agreement, are part of the "intellectual property" as defined under Section 101(35A) of the Bankruptcy Code subject to the protections afforded the non-terminating Party under Section 365(n) of the Bankruptcy Code, and any similar law or regulation in any other country.

9.4 POST TERMINATION RIGHTS/OBLIGATIONS. Notwithstanding the foregoing, the following rights and obligations shall survive termination of this Restated Agreement to the degree necessary to permit their complete fulfillment or discharge:

         9.4.1 IDT's right to receive or recover and ISIS's obligation to pay licensing or sublicensing fees or royalties accrued or accruable for payment at the time of any termination.

         9.4.2 Licensee's obligation to maintain records and Licensor's right to receive final year accounting reports as provided in Section 3E.

         9.4.3 Any cause of action or claim of Licensor, accrued or to accrue because of any breach or default by the Licensee;

         9.4.4 The rights and obligations of both parties regarding confidentiality as defined in section 7 herein;

         9.4.5 The warranty, indemnification and insurance provisions as set forth in Section 6C, 6D, and 6E.

         9.4.6 The rights of ISIS, its Affiliates or sublicensees within [***] months following such date of termination, to sell or dispose of IDT Licensed Commercial Products completed or substantially completed on the date of termination and to complete orders, outstanding on such date of termination for such products.

         9.4.7 The right of IDT or its Affiliates within [***] months following such date of termination, to sell or dispose of RNase H Oligonucleotides completed or substantially completed on the date of termination and to complete orders, outstanding on such date of termination for such products.

9.5 SUCCESSOR IN INTEREST TO IDT. Should IDT, or its assigns, become insolvent, bankrupt or subject to the provisions of the United States Bankruptcy Code or any other similar legislation of any jurisdiction, the right of the University of Iowa Research Foundation to assume IDT's interest in the Walder Patents shall not be abrogated in any way by any term or provision of this Agreement.

9.6 SURVIAL OF SUBLICENSES. Notwithstanding the termination of this Restated Agreement or any of the licenses or sublicenses granted hereunder, any sublicenses to the Walder Patents granted by ISIS or its Affiliates pursuant to Article 3 hereof prior to the termination of the Restated Agreement shall survive such termination. In such event, ISIS shall have the right to exercise all of the rights of IDT as the sublicensor under such sublicense, subject to its compliance with continuing obligations regarding surviving sublicenses as defined in section 9.4 herein.

                                   ARTICLE 10
                               DISPUTE RESOLUTION

10.1 DISPUTES--ARBITRATION. The parties agree to attempt initially, to solve all claims, disputes, or controversies arising under, out of, or in connection with this Restated Agreement by conducting good faith negotiations. Except with respect to disputes as to the validity of patents, applications for injunctions, specific performance, or other equitable relief, any dispute arising out of or in connection with this Restated Agreement or any legal relationship associated therewith, that cannot be resolved amicably by the parties, shall be finally resolved by arbitration. The arbitration shall be conducted in accordance with the arbitration rules of the American Arbitration Association ("AAA") then in force, by one or more arbitrators appointed in accordance with said rules; provided, however, that arbitration proceedings may not be instituted until the party alleging breach of this Restated Agreement by the other party has given the other party not less than sixty (60) days notice to remedy any alleged breach and the other party has failed to do so. The place of arbitration shall be Cedar Rapids, Iowa, if Isis institutes the proceeding, and San Diego, California, if IDT institutes the proceeding. The award rendered shall be final and binding upon both parties. The judgment rendered shall include costs of arbitration, reasonable attorney's fees and reasonable costs for any expert and other witnesses. The arbitration may expressly consider the amounts paid pursuant to Sections 3B, 3C, and 3D, in considering any claims of any damages. Judgment upon the award may be entered in any court having jurisdiction, or application may be made to such court for judicial acceptance of the award and/or an order of enforcement. Disputes as to the validity and scope of patents shall be resolved by the courts of appropriate jurisdiction.

                                   ARTICLE 11
                                  MISCELLANEOUS

11.1 APPLICABLE LAW. This Restated Agreement shall be construed in accordance with the internal laws of the State of New York. If any provisions of this Agreement are or shall come into conflict with the laws or regulations of any jurisdiction or any governmental entity having jurisdiction over the parties or this Restated Agreement, those provisions shall be deemed automatically deleted, if such deletion is allowed by relevant law, and the remaining terms and conditions of this Restated Agreement shall remain in full force and effect. If such a deletion is not so allowed or if such a deletion leaves terms thereby made clearly illogical or inappropriate in effect, the parties agree to substitute new terms as similar in effect to the present terms of this Restated Agreement as may be allowed under the applicable laws and regulations. The parties hereto are independent contractors and not joint ventures or partners.

11.2 CONSTRUCTION/EFFECT. The parties acknowledge that this Restated Agreement has been the subject of full opportunity for negotiation and amendment and that the party who has taken the role of drafter shall not suffer any adverse construction of any terms or language of this Restated Agreement because of such role.

11.3 FORCE MAJEURE. A party hereto shall not be deemed in default with respect to the performance of or compliance with the terms, covenants, agreements conditions or provisos of this Agreement if the failure to perform or comply shall be due to any event of force majeure. "Force majeure" shall include natural disasters, acts of God, or any other event or cause beyond the control of the party claiming the benefit of this paragraph and which that party could not reasonably have protected itself against, provided however that lack of funds or credit shall not constitute an event of force majeure.

11.4 ASSIGNABILITY. This Restated Agreement may not be transferred or assigned by either party without the prior written consent of the other party, except that either Party may freely assign this Restated Agreement to (i) an Affiliate, if the assigning Party guarantees the full performance of its Affiliates' obligations hereunder, or (ii) an entity acquiring substantially all of Licensee's business to which the License relates. Any purported assignment in contravention of this section shall, at the option of the non-assigning party, be null and void and of no effect.

11.5 NOTICES. Any notice required to be given pursuant to the provisions of this Restated Agreement shall be in writing and shall be deemed to have been given at the earlier of the time when actually received as a consequence of any effective method of delivery, including but not limited to hand delivery, transmission by facsimile, or delivery by a professional courier service, or the time when sent by certified or registered mail addressed to the party. Any notice of change of address shall be effective only upon actual receipt, by the persons listed below or other formally authorized person(s) acting in their behalf.

         With respect to IDT:

                 Joseph A. Walder, M.D., Ph.D.
                 Attn: Legal Department
                 Integrated DNA Technologies, Inc.
                 1710 Commercial Park
                 Coralville, IA 52241-9802;

                 With a duplicate sent to:

                 Mark Campbell, J.D., COO
                 Corporate Vice President
                 Integrated DNA Technologies, Inc.
                 8930 Gross Point Road, Suite 700
                 Skokie, Illinois, 60077

         With respect to ISIS:

                 B. Lynne Parshall, J.D.
                 Isis Pharmaceuticals, Inc.
                 Executive Vice President and CFO

                 2292 Faraday Avenue
                 Carlsbad, CA 92008

                 With a duplicate sent to:

                 President of GeneTrove
                 Isis Pharmaceuticals, Inc.
                 2292 Faraday Avenue
                 Carlsbad, CA 92008

11.6 INTEGRATION. This Restated Agreement constitutes the full understanding between the parties with reference to the subject matter hereof, and no statements or agreements by or between the parties, whether orally or in writing, made prior to or at the signing hereof, shall vary or modify the written terms of this Restated Agreement. Neither party shall claim any amendment, modification, or release from any provisions of this Restated Agreement by mutual agreement, acknowledgement, or otherwise, unless such mutual agreement is in writing, signed by the other party, and specifically states that it is an amendment to this Restated Agreement.

11.7 BENEFITS. All terms and provisions of this Restated Agreement shall bind and inure to the benefit of the parties hereto, and upon their respective successors and assigns as those are permitted under the terms of this Restated Agreement.

11.8 AUTHORITY. The persons signing on behalf of IDT and Isis hereby warrant and represent that they have authority to execute this Restated Agreement on behalf of the party for whom they have signed.

                 REMAINDER OF THIS PAGE LEFT INTENTIONALLY BLANK
                      SIGNATURE PAGE TO IMMEDIATELY FOLLOW

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement by their duly authorized representatives.

ISIS PHARMACEUTICALS, INC.                    INTEGRATED DNA TECHNOLOGIES, INC.

By:    Richard. K. Brown                      By: Dr. Joseph A. Walder


Signature:  /s/ Richard. K. Brown             Signature: /s/ Dr. Joseph A. Walder
            --------------------------                   ------------------------

Title: President, GeneTrove
       Vice President, ISIS Pharmaceuticals   Title: President & CEO

Date:    12/04/01                             Date: 12/04/01

                               Restated Agreement
                                   Appendix A

                      LICENSE FEE AND ROYALTY SCHEDULES FOR
                     ANTISENSE DRUG DEVELOPMENT SUBLICENSES

[***]


                                    EXHIBIT 1
                              ISIS ACADEMIC PATENTS

[***]


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